Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Suspends Quarterly Dividend

(Bassett, Va.) – February 2, 2009 – Bassett Furniture Industries Inc. (Nasdaq: BSET) announced today that its Board of Directors did not declare a quarterly dividend for the second quarter of fiscal 2009, preserving approximately $1.1 million of cash in the quarter based on the quarterly dividend amount paid in December of 2008. The Company expects to release its fourth quarter and fiscal 2008 financial results next week. Those results will include an 18% decline in fourth quarter revenues compared to the fourth quarter of 2007 and a 2.4% decline in fiscal 2008 revenues compared to fiscal 2007.

The results will also include additional bad debt provisions to cover expected losses associated with the closings of certain licensee stores, investment losses related to the downturn in the overall financial markets, and several nonrecurring non-cash charges, including a valuation allowance on certain deferred income tax assets, and impairments to goodwill and certain marketable securities.

The Company is also in discussions with the lender under its revolving credit facility to obtain a waiver of its tangible net worth covenant given the extent of the charges and losses that were recorded in the fourth quarter. The Company expects to complete these discussions prior to filing its 10-K.

The Company continues to take actions to respond to the current trying economic times. These include closing underperforming stores (18 were closed in fiscal 2008 and 10 are expected to be closed in fiscal 2009), and reducing the cost structure of the Company to a level more commensurate with its current order demand.

The Company also is taking a number of other actions to preserve cash, which include reducing inventory levels, suspending its share repurchase plan, delaying certain capital spending, and liquidating portions of its investment portfolio as previously announced.

In addition to the actions taken to preserve cash, the Company remains committed to improving its store program, enhancing its product offerings and expanding its traditional business as it strives to gain market share in an increasingly challenging environment.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With approximately 115 Bassett stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 750 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth quarter of fiscal 2008, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of customers to obtain credit; delays or difficulties in converting some of Bassett’s non-operating assets to cash; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###